CUSIP No. 723443107	Page 12 of 12 Pages

EXHIBIT A

JOINT REPORTING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G/A filed on or about this date with respect to the beneficial ownership of the undersigned of shares of Common Stock of Pinnacle Airlines Corp. is being filed on behalf of each of the parties named below.

Dated: May 10, 2012

THE PABRAI INVESTMENT FUND II, L.P.

By: Dalal Street, LLC, Its General Partner

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer

PABRAI INVESTMENT FUND 3, LTD.

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, President

DALAL STREET, LLC

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer

/s/ Harina Kapoor
Harina Kapoor

/s/ Mohnish Pabrai
Mohnish Pabrai